Exhibit 99.1

July 25, 2016	Analyst Contact:	Andrew Ziola 918-947-7163
	Media Contact:	Jennifer Rector 918-947-7571

ONE Gas Declares Quarterly Dividend

TULSA, Okla. - July 25, 2016 - The board of directors of ONE Gas, Inc. (NYSE: OGS) today declared a quarterly dividend of 35 cents per share of common stock, payable Sept. 1, 2016, to shareholders of record at the close of business Aug. 15, 2016.

ONE Gas announced previously that it expects the quarterly dividend to be 35 cents per share in 2016, or $1.40 per share on an annualized basis, with annual dividend growth of 8 to 10 percent between 2015 and 2020, with a target dividend payout ratio of 55 percent to 65 percent of net income, all subject to its board of directors’ approval.

ONE Gas, Inc. (NYSE: OGS) is a stand-alone, 100 percent regulated, publicly traded natural gas utility, and trades on the New York Stock Exchange under the symbol OGS. ONE Gas is included in the S&P MidCap 400 Index, and is one of the largest natural gas utilities in the United States.

ONE Gas provides natural gas distribution services to more than 2 million customers in Oklahoma, Kansas and Texas.

ONE Gas is headquartered in Tulsa, Okla., and its divisions include Oklahoma Natural Gas, the largest natural gas distributor in Oklahoma; Kansas Gas Service, the largest in Kansas, and Texas Gas Service, the third largest in Texas, in terms of customers.

Its largest natural gas distribution markets by customer count are Oklahoma City and Tulsa, Okla.; Kansas City, Wichita and Topeka, Kan.; and Austin and El Paso, Texas. ONE Gas serves residential, commercial, industrial, transportation and wholesale customers in all three states.

For more information, visit the website at http://www.ONEGas.com.

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